EXHIBIT 12 BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                                             For the Three
                                              Months Ended
                                             March 31, 1997
1. Earnings
   (a) Income from continuing operations    $1,346
before deductions for taxes and interest

   (b) Portion of rental expense                21
representative of interest factor

   (c) Equity in losses from less-than-50%      28
owned investments (accounted for under the equity method of accounting)

  (d) Excess of earnings over distributions

of less-than-50%-owned investments(accounted

for under the equity mehtod of accounting)    (16)

   TOTAL                                   $1,379

2. Fixed Charges

  (a) Interest                            $  187

   (b) Portion of rental expense

representative of interest factor             21

     TOTAL                                $  208

   Ratio (1 divided by 2)                    6.6